UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2004

SCIQUEST, INC.

(Exact name of Registrant as specified in charter)

Delaware	0-30436	56-2127592
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5151 McCrimmon Parkway, Suite 216, Morrisville, NC	27560
(Address of principal executive offices)	(zip code)

(919) 659-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.

On April 12, 2004, SciQuest, Inc., a Delaware corporation (“SciQuest”), announced that it had entered into a definitive acquisition agreement to be acquired by Trinity Ventures. Under the terms of the agreement, Trinity Tarheel Acquisition, LLC, an entity owned by Trinity Ventures, will acquire SciQuest in a transaction valued at $25,250,000 by means of a cash merger. The amount of cash per share of outstanding share of SciQuest common stock is currently estimated to be approximately $6.25, assuming the acquisition closes on or about July 31, 2004. This would represent a premium in excess of 50% over the closing price on April 9, 2004 of $4.08 per share. The actual per share cash consideration that will be received by SciQuest stockholders will be equal to $25,250,000 divided by the number of all issued and outstanding shares of common stock as of the closing of the acquisition plus the number of shares of common stock subject to in-the-money stock options that are vested as of the closing of the acquisition.

The acquisition will result in SciQuest becoming wholly-owned by Trinity Tarheel Acquisition, LLC with each SciQuest stockholder as of the date the acquisition is consummated having the right to receive the per share cash consideration at the closing of the acquisition as described above. Following consummation of the acquisition, SciQuest will no longer be a public company and will no longer be listed on the NASDAQ National Market.

SciQuest’s Board of Directors formed a Special Committee, comprised entirely of independent directors, in connection with the evaluation of the acquisition proposal. The Special Committee negotiated the acquisition proposal and approved the acquisition agreement and the transactions contemplated thereby, including the merger, and recommended approval of the acquisition agreement to the full Board of Directors. Prior to recommending approval of the acquisition agreement, the Special Committee engaged in discussions with numerous potential third party acquirers and investors. None of those persons expressed an interest in a transaction that would have provided a more favorable financial result for the stockholders of SciQuest. TripleTree, LLC served as financial advisor to the Special Committee and the Board of Directors and provided its opinion that the consideration to be received in the acquisition is fair, from a financial point of view, to the SciQuest stockholders. Upon the recommendation of the Special Committee and receipt of the fairness opinion from TripleTree, LLC, the Board of Directors of SciQuest approved the acquisition agreement and the transactions contemplated thereby, including the acquisition of SciQuest by means of the cash merger.

The closing of the acquisition is subject to a number of conditions, including clearance by the Securities and Exchange Commission (the “SEC”) of the form of proxy statement to be sent to SciQuest’s stockholders for their approval of the merger and obtaining the approval of the merger by the holders of at least a majority of the issued and outstanding shares of SciQuest common stock. The acquisition agreement also contains customary conditions, fiduciary change of recommendation rights, and break-up fees.

The announcement of the acquisition agreement described above is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the SciQuest’s common stock. SciQuest intends to file and deliver all forms, proxy statements, notices and documents required under federal and state law with respect to the acquisition. SciQuest intends to file preliminary proxy materials with the SEC for the special meeting of the stockholders to vote on the proposed transaction. Upon completion of the SEC’s review of the preliminary proxy materials, SciQuest will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail to SciQuest’s stockholders definitive proxy materials. The definitive proxy materials will contain important information regarding the acquisition, including, among other things, the recommendation of SciQuest’s Board of Directors and the Special Committee in respect of the merger.

SciQuest’s stockholders are advised to read the definitive proxy materials when made available, including the proxy statement and the acquisition agreement, before making any decisions regarding the acquisition. The proxy statement and other relevant materials (when they become available), and any other documents filed by SciQuest with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders of SciQuest may obtain free copies of the documents filed with the SEC through SciQuest’s Investor Relations Web site at www.sciquest.com. You may also read and copy any reports, statements and other information filed by SciQuest at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

Item 7(c). Exhibits.

2.1	Agreement and Plan of Merger, dated as of April 10, 2004, among Trinity Tarheel Acquisition, LLC, a Delaware LLC, Trinity Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Trinity Tarheel Acquisition, LLC, and SciQuest, Inc., a Delaware corporation

99.1	Text of Press Release of SciQuest, Inc., dated April 12, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIQUEST, INC.

By:	/s/ Stephen J. Wiehe
Stephen J. Wiehe
Chief Executive Officer

Date: April 12, 2004